Exhibit (p)(1)

STARBOARD INVESTMENT TRUST
CODE OF ETHICS
Adopted Under 17j-1
I.	Introduction.
The Starboard Investment Trust (hereinafter referred to as the “Trust”) has approved and adopted this Code of Ethics and has determined, in accordance with the requirements of Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), that this Code of Ethics contains provisions that are reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1 of the 1940 Act.  This Code of Ethics applies to all Access Persons (as defined herein) of the Trust.  The specific policies set forth in Section V.B. hereof and the reporting requirements and procedures set forth in Section VI hereof, however, do not apply to any Access Person who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the code of ethics adopted by a Trust’s investment adviser or principal underwriter in compliance with Rule 17j-1 of the 1940 Act and Rule 204-2(a)(12) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or Section 15(f) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), as applicable.
ACCESS PERSONS
Name	Title	Date of Access Person Designation
Tracie A. Coop	Secretary	December 2019
Katherine M. Honey	President & Principal Executive Officer	May 2015
Ashley H. Lanham	Treasurer/Assistant Secretary/Principal Financial Officer	May 2015
Matthew Baskir	Chief Compliance Officer	April 2020

II.	Legal Requirement.
Rule 17j-1(b) of the 1940 Act makes it unlawful for any officer or manager of a Trust in connection with the purchase or sale by such person of a Security “held or to be acquired” by the Trust:
1.	To employ any device, scheme or artifice to defraud the Trust;
2.
To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or
4.	To engage in any manipulative practice with respect to the Trust’s investment portfolios.

The policies, restrictions, and procedures included in this Code are designed to prevent violations of these prohibitions.
III.	Purpose of the Code of Ethics.
The Trust expects that its officers and Trustees will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of the Trusts’ members first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility, and (3) the fundamental standard that investment company personnel should not take inappropriate advantage of their positions.  The Trust has determined to adopt this Code of Ethics to specify a code of conduct for certain types of personal securities transactions that might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.
IV.	Definitions.
A.
An “Access Person” with respect to a Trust means (i) any manager or officer of that Trust; any manager, officer or general partner of that Trust’s investment adviser (the “Adviser”) or any Advisory Person (as defined below) of that Trust or the Adviser, or (ii) any manager, officer or general partner of that Trust’s distributor (if any) who, in the ordinary course of his or her business, makes, participates in or obtains information regarding, the purchase or sale of Securities  (other than Exempt Securities) by that Trust or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to that Trust regarding the purchase or sale of Securities (other than Exempt Securities).

An Access Person’s “immediate family” includes a spouse, minor children, and adults living in the same household as the Access Person.
B.
An “Advisory Person” with respect to a Trust means any manager, officer, general partner, or employee of that Trust or the Adviser (or of any company in a control relationship to that Trust or the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities (other than Exempt Securities) by that Trust or, whose functions relate to the making of any recommendations with respect to  such purchases or sales; or any natural person in a control relationship to that Trust who obtains  information concerning recommendations made to that Trust with regard to the purchase or sale of Securities (other than Exempt Securities) by that Trust.

C.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.	“Independent Trustee” means a Trusteed who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act.
E.	“Investment Personnel” of a Trust or of a Trust’s Adviser means:

(i)
Any employee of that Trust or its Adviser (or of any company in a control relationship to that Trust or its Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by that Trust.

(ii)	Any natural person who controls that Trust or its Adviser and who obtains information concerning recommendations made to that Trust regarding the purchase or sale of securities by that Trust.
F.
The “Compliance Officer” is the person or persons designated by the Trust’s Trustees as its Chief Compliance Officer pursuant to Rule 38a-1 of the 1940 Act.  When acting hereunder, the Compliance Officer may delegate one or more of its duties to third parties, such as the Trust’s administrator or the Adviser’s compliance department.

G.	“Exempt Security” means:
1.
Direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies, other than exchange traded funds.

2.	Securities purchased or sold in any account over which the Access Person has no director indirect influence or control.
3.	Securities purchased or sold in a transaction that is non-volitional on the part of eitherthe Access Person or a Trust, including mergers, recapitalizations or similar transactions.
4.	Securities acquired as a part of an Automatic Investment Plan.
5.
Securities acquired upon the exercise of rights issued by an issuer pro rata to all holdersof a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

6.
Securities which the Trust’s investment portfolios are not permitted to purchase under the investment objectives and policies set forth in the Trust’s then current confidential memorandum or the Trust’s registration statement.

H.
An “Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act.

I.	A “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.
J.
“Covered Securities” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

K.
A Security is “held or to be acquired” by a Trust if within the most recent 15 days it (1) is or hasbeen held by the Trust, or (2) is being or has been considered by the Trust or the Adviser for purchase or sale by the Trust.  A purchase or sale includes the writing of an option to purchase or sell and any Security that is exchangeable for, or convertible into, any Security that is held or to be acquired by the Trust.

V.	Policies Regarding Personal Securities Transactions.
A.	General Policy.
No Access Person of a Trust shall engage in any act, practice, or course of business that would violate the provisions of Rule 17j 1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code of Ethics.  In this regard, each Access Person has a duty at all times to place the interests of the Trusts’ members first and is required to conduct all personal securities transactions consistent with the letter and spirit of this Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of the Access Person’s position of trust and responsibility.  It is a fundamental standard that Access Persons should not take inappropriate advantage of their positions.
B.	Specific Policies.
1.	Restrictions on Personal Securities Transactions by Access Persons Other than Independent Trustees and those Persons Listed on Appendix A.
a.	No supervised person shall engage in personal accounts, or in accounts for which a supervised person has beneficial ownership, transactions in “covered securities” (as defined herein).
In very limited circumstances, the Chief Compliance Officer may make exceptions to this policy.  In the event an exception is granted, the Chief Compliance Officer shall document the rationale for approving such transaction. As a general practice, the Chief Compliance Officer of the Trust does not have access to non-public information regarding any investment advisory client's purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or any person who is involved in making securities recommendations to investment advisory clients, or who has access to such recommendations that are nonpublic. The Board of Trustees of the Trust have waived the requirement for pre-clearance of personal securities transactions for the CCO and her related Access Persons.
b.
All purchases of a covered security through an Initial Public Offering or a Limited Offering by any Access Person who meets the definition of Investment Personnel must receive verbal authorization from the Trust’s Compliance Officer prior to effecting such transaction.  A record of any decision and the reason supporting such decision to approve the acquisition by Investment Personnel of Initial Public Offerings or Limited Offerings shall be made.

c.	Pre-clearance requests must be submitted during New York Stock Exchange hours. Pre-clearance approvals are valid until 4:00 pm eastern time of the same business day as approval.
2.	Restrictions on Personal Securities Transactions by Disinterested Trustees and those Persons Listed on Appendix A.

The Trust recognizes that an Independent Trustee and those persons listed on Appendix A do not have on-going, day-to-day involvement with the operations of the Trust and are not privy to information regarding the research and selection of securities for any of the funds in the Trust.
Accordingly, each Trust believes that less stringent controls are appropriate for Disinterested Trustees and those listed on Appendix A, as follows:

a.
The Securities pre-clearance requirement contained in paragraph V.B.l. aboveshall only apply to an Independent Trustee or a person listed on Appendix A if he or she knew or, in the ordinary course of fulfilling his or her official duties as a manager or officer, should have known, that during the 15 day period before the transaction in a Security (other than an exempt Security) or at the time of the transaction that the Security purchased or sold by him or her other than an Exempt Security was also purchased or sold by the Trust or considered for the purchase or sale by the Trust.

b.
If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to an Independent Trustee or a person listed on Appendix A to purchase or sell any Security (1) on a day when any portfolio of the Trust has a pending “buy” or “sell” order in that same Security until that order is executed or withdrawn or (2) when the Compliance Officer has been advised by the Adviser that the same Security is being considered for purchase or sale for any portfolio of the Trust.

VI.	Reporting Requirements and Procedures.
A.	In order to provide each Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code of Ethics are being observed by its Access Persons:
1.
Initial and Annual Holdings Report: Within ten (10) days after a person becomes an Access Person and annually thereafter, such person, other than an Independent Trustee, or a person listed on Appendix A,  as provided in Section V(B)(2) above, shall submit to the Compliance a completed Initial/Annual Holdings Report in the form attached hereto as Appendix B (initial) and Appendix D (annual) (or another form of written submission containing all required information and acceptable to the Corporate Compliance Division) that lists all Securities other than Exempt Securities in which such Access Person has a Beneficial Interest. Each holdings report must contain, at a minimum, (a) the title and type of security, and as applicable and exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (c) the date the Access Person submits the report.  The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.  In lieu of providing such a report, an Access Person may provide account statements to the Compliance Officer.

2.
Each Access Person of a Trust, other than an Independent Trustee, or a person listed on  Appendix A,  as provided in Section V(B)(2) above, shall direct his or her broker to supply  to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and copies of periodic statements for all securities accounts.

3.
Quarterly Report: Each Access Person of a Trust, other than an Independent Trustee as provided in Section V(B)(2) above, shall submit a securities transactions report in the form attached hereto as Appendix C to the Compliance Officer, showing all transactions in Securities other than Exempt Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers, or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the Access Person . Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person of a Trust need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph 3 is contained in the brokerage confirmations or account statements required to be submitted under this paragraph.  The reports must include the date on which such report was submitted to the Compliance Officer.

4.
An Independent Trustee need not make an initial or annual holdings report but shall submit the same quarterly report as required under paragraph 3 to the Compliance Officer, but only for a transaction in a Security other than an Exempt Security where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a manager or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by a Trust.

5.
The Compliance Officer shall notify each Access Person of the Trust who may be subject to the pre-clearance requirement or required to make reports pursuant to this Code of Ethics that such person is subject to the pre-clearance or reporting requirements and shall deliver a copy of this Code of Ethics to each such person.  Any amendments to this Code of Ethics shall be similarly furnished to each person to whom this Code of Ethics is applicable.

6.
The Compliance Officer shall review the initial holdings reports, annual holdings reports and quarterly transaction reports received, and as appropriate compare the reports withthe pre-clearance authorization received, and report to the Trusts’ Board of Trustees:

a.	with respect to any transaction that appears to evidence a possible violation of this Code of Ethics; and
b.	apparent violations of the reporting requirement stated herein.
7.
The Board shall consider reports made to it hereunder and shall determine whether the policies established in Sections V and VI of this Code of Ethics have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and disgorgement of any profits to the respective Trust.  The Board of the Trust shall review the operation of this Code of Ethics at least once a year and any material changes hereto will be approved by the Board at the next scheduled quarterly board meeting and in no case more than six months after such change.  Certain Access Persons, in addition to the Disinterested Trustees, will not have an on-going, day-to-day involvement with the Trust.  The Compliance Officer will be responsible for determining which Access Persons this applies to and will list such persons on Appendix A to this Code of Ethics.  Any amendment to Appendix A will not require approval or ratification by the Board of the Trust, but the Compliance Officer will provide the Board with notice of the amendment at the next scheduled quarterly board meeting.

8.
The Adviser and the Trusts’ principal underwriter (if any) shall adopt, maintain and enforce separate codes of ethics with respect to their personnel in compliance with Rule 17j 1 and Rule 204 A 1 of the Advisers Act or Section 15(f) of the 1934 Act, as applicable, and shall forward to the Compliance Officer and the Trusts’ counsel copies of such codes and all future amendments and modifications thereto.  Any material changes to these codes will be approved by the Board of the Trust at the next scheduled quarterly board meeting and in no case more than six months after such change, as required by Rule 17j-1 of the 1940 Act.

9.	At each quarterly Board of Trustees’ meeting, the Compliance Officer and the Adviser shall provide a written report to the Trusts’ Board of Trustees stating:
a.
any reported Securities transaction, other than for Exempt Securities, that occurred during the prior quarter that may have been inconsistent with the provisions of the Codes of Ethics adopted by the Trust or Adviser; and

b.	all disciplinary actions taken in response to such violations.
10.
At least once a year, the Adviser shall provide to the Board a written report which contains: (a) a summary of existing procedures concerning personal investing by Advisory Persons and any changes in the procedures during the past year; (b) an evaluation of current compliance procedures and a report on any recommended changes in existing restrictions or procedures based upon the Trusts’ experience under this Code of Ethics, industry practices, or developments in applicable laws and regulations; (c) a description of any issues arising under the Code of Ethics or procedures since the last report, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to material violations; and (d) a certification that the procedures which have been adopted are those reasonably necessary to prevent Access Persons from violating the Codes of Ethics.

VII.	Confidentiality
No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Trust) any information regarding securities transactions by the Trust or consideration by the Trust or the Investment Advisor(s) of any such securities transactions.
All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.
VIII.	Certification
Each Access Person will be required to certify annually that he or she has read and understood this Code of Ethics and will abide by it.  Each Access Person will further certify that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code of Ethics.  A form of such certification is attached hereto as Exhibit E.
IX.	Recordkeeping
The Trust will maintain the following records:
a.	a copy of this Code of Ethics and the Adviser’s Code of Ethics that is in effect, or at any time within the past five years was in effect, in an easily accessible place;
b.
a record of any violation of the Code of Ethics, and of any action taken as a result of the violation, in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

c.
a record of all persons, currently or within the past five years, who are or were required to submit reports under Section VI.A. of this Code of Ethics, or who are or were responsible for reviewing those reports, in an easily accessible place;

d.
a copy of each report required under Section VI.A. of this Code of Ethics for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

e.	a record of any approvals relating to Initial Public Offerings and Limited Offerings for atleast five years after the end of the fiscal year in which the approval is granted.

Appendix A. INDEPENDENT TRUSTEES
Theophilus H. Pitt, Jr.
James H. Speed, Jr.
Michael Mosley
J. Buckley Strandberg

Appendix B.   INITIAL HOLDINGS REPORT
The following is a list of all investment accounts and Securities not held in such accounts in which I have Beneficial Ownership, and such information is current as of a date no more than 30 days prior to the date hereof: Table 1 – Investment Accounts Instructions:
•	Provide the information requested below for each investment account in which you have Beneficial Ownership. Indicate “N/A” or “None” if appropriate.
•	Attach the most recent account statement for each account identified.
•	Attach separate sheets if necessary

Date of Transaction	Name of Reportable Security	Ticker Symbol or CUSIP	No. of Shares or Principal Amount	Maturity Date and Interest Rate (if applicable)	Price	Name of Broker, Dealer or Bank where held

Table 2 – Other Investment Holdings
Instructions:
•
If you have Benefcial Ownership in any Securities that are not held in an investment account listed above (stock certificates, private equity investments), list them below.  Indicate “N/A” or “None” if appropriate.  Attach separate sheets if necessary

Date of Transaction	Name of Reportable Security	Ticker Symbol or CUSIP (if applicable)	No. of Shares or Principal Amount	Maturity Date and Interest Rate (if applicable)	Price	Name of Firm where assets are custodied (if applicable)

Employee Name
Employee Signature
Date of Hire:

CCO Signature
Date of Review

Appendix C.   QUARTERLY TRANSACTION REPORT
QUARTERLY TRANSACTION REPORT
EMPLOYEE NAME	(print)
CALANDER QUARTER ENDED
DATE SUBMITTED

Securities Transactions
Please provide the following information for any reportable securities transactions during the quarter (Note:  Transactions in both Public and Private [i.e., limited offerings] Reportable Securities are required to be reported, unless otherwise exempted under the Code.)
Date of Transaction	Title of Reportable Security	Ticker Symbol or CUSIP	No. of Shares or Principal Amount	Maturity Date and Interest Rate (if applicable)	Type of Transaction (buy, sell or other – describe)	Price	Name of Broker, Dealer or Bank Effecting Transaction

☐	I had no transactions involving Reportable Securities during the preceding calendar quarter that were required to be reported.
☐	I had transactions involving Reportable Securities during the preceding calendar quarter and are contained on statements which are submitted to the Chief Compliance Officer.

Securities Accounts
If you established and/or closed a securities account during the quarter, please provide the following information:
Name of Broker, Dealer or Bank	Date Account was Established	Date Account was Closed	Name(s) on and Type of Account

☐	I did not establish or close a securities account during the preceding calendar quarter.
I certify that I have included in this report (and in the brokerage statement(s) for this quarter that I have previously provided) all securities transactions and accounts required to be reported in accordance with the Code of Ethics. I further certify that to the best of my knowledge all information provided and representations made are true and accurate and I will comply with the Code of Ethics, and immediately report any potential conflicts of interest I may detect in the future.
EMPLOYEE SIGNATURE

DATE

Initial Holdings Report

Appendix D. ANNUAL HOLDINGS REPORT
This report must be completed and returned to the Compliance Department no later than 30 days after the end of the year.
I.	Personal Securities Transactions (Check the ONE statement that applies)
☐
I hereby certify that I and/or members of my household have engaged in one or more transactions during the last calendar quarter. A list of these personal securities transactions is attached. (Note: you do not need to complete the attached security detail section of this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer).

☐	Neither I, nor any member of my household, have engaged in any transactions during the last calendar quarter.
II.	New Accounts Established (Check the ONE statement that applies)
☐	I, or a member of my household, have established the following new accounts with brokers, dealers or banks in which securities are held for my direct or indirect benefit.
Name of Broker, Dealer or Bank	Date Account was Established	Account Title

☐	Neither I nor any member of my household established any new accounts during the last calendar quarter.
III.	Holdings in Private Placement and Limited Offerings
Only report holdings in private placements and limited partnership investments acquired during the last year.
If you have no holdings in private placements and limited partnership investments, please write “N/A” in the first blank window.
Name of Private Placement or Limited Partnership	Amount of Initial Investment	Date of Investment	Purpose of LP

IV.	Annual Holdings
☐	I certify that I have supplied the Compliance Department copies of statements for any accounts maintained by me or members of my household as of the date of the last calendar year.

V.	Annual Acknowledgement
I acknowledge that I have received a copy of the current Compliance Manual and Code of Ethics and I represent that:
a.	I acknowledge receipt of a copy of the Trust’s Code of Ethics. I have read its terms and understand that I am fully subject to its provisions.
b.
I have specifically read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire Beneficial Ownership.  I have read the definition of “Beneficial Ownership” contained within the Code of Ethics, and I understand that I may be deemed to have Beneficial Ownership in Investments owned by members of my Household and that transactions effected by members of my Household may therefore be subject to this Code of Ethics.

c.
I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the Compliance Manual) and as determined by the Chief Compliance Officer. Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.

Printed Name

Signature

Date

CCO Review:
Date:

Appendix E.	INITIAL ACKNOWLEDGEMENT

Last Name	First Name	MI

Date of Hire
I acknowledge that I have received a copy of the current Code of Ethics and I represent that:
a.	I acknowledge receipt of a copy of the Code of Ethics contained therein. I have read its terms and understand that I am fully subject to its provisions.
b.
I have specifically read the Code of Ethics and I understand that it applies to me and to all Investments in which I have or acquire Beneficial Ownership.  I have read the definition of “Beneficial Ownership” contained within the Code of Ethics, and I understand that I may be deemed to have Beneficial Ownership in Investments owned by members of my Household and that transactions effected by members of my Household may therefore be subject to this Code of Ethics.

c.
I agree that in case of a violation, I may be subject to various possible sanctions (pursuant to both the Code of Ethics and the Compliance Manual) and as determined by the Chief Compliance Officer.  Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral.

d.	I will comply with the Compliance Manual and the Code of Ethics in all respects.

EMPLOYEE SIGNATURE

DATE SUBMITTED

CCO REVIEW

DATE